UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 13, 2024
Date of Report (date of earliest event reported)

Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Stock Market LLC
Warrants	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry into a Material Definitive Agreement

On December 13, 2024, Momentus Inc. (“Momentus” or the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus borrowed $2.0 million. The Loan Agreement has a maturity date of September 19, 2025, and is payable in 40 weekly installments of $67,500. The loan may be prepaid at any time on or before January 13, 2025 for $2.4 million and at any time thereafter through the Maturity Date for $2.7 million, subject in each case to reduction for the amount repaid in weekly installments. Amounts borrowed under the Loan Agreement are secured by a lien on substantially all of the assets of the Company.

The proceeds of the Loan Agreement are to be used for general working capital purposes. The Loan Agreement requires the Lender’s consent to take certain actions, such as incurring additional indebtedness other than permitted indebtedness (as defined in the Loan Agreement) or repaying indebtedness to affiliates, incurring liens other than permitted liens (as defined in the Loan Agreement).

The Loan Agreement will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.

Upon an event of default, amounts owing under the Loan Agreement are convertible into shares of Momentus Class A Common Stock (the “Common Stock”) at a conversion price of $5.92 per share prior to May 5, 2025, and thereafter the conversion price will be reduced to 80% of the average of the four lowest volume weighted average closing prices of the Common Stock during the 20 trading days immediately prior to conversion. The conversion price and the number of shares of Common Stock issuable upon conversion of the Loan Agreement are also subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

In addition to the Loan Agreement, Momentus agreed to (i) issue to the Lender warrants to purchase up to 28,572 shares of Common Stock with an exercise price of $5.92 per share (the “Lender Warrants”). The exercise price and the number of shares of Common Stock issuable upon exercise of the Lender Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock, and (ii) issue a second warrant that is only exercisable upon an event of default to purchase up to 285,715 shares of Common Stock at an exercise price per share equal to the closing price or bid price (as applicable) of the Common Stock as traded in the applicable trading market on the date of the event of default, subject to adjustment (the “Default Warrants”). The Company entered into a Registration Rights Agreement with the Lender that will require the Company to file a resale shelf registration statement registering the resale of the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants and the Default Warrants within 31 calendar days following the closing date.

None of the Loan Agreement, the Lender Warrants or the Default Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice, Lender may, with the agreement of the Company, from time to time increase or decrease this ownership limitation to any other percentage. Conversion of the Loan Agreement and exercise of the Lender Warrants and Default Warrants is also subject to compliance with applicable Nasdaq rules. The Company has agreed to call a special meeting of shareholders by no later than March 13, 2025 to obtain shareholder approval.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report is incorporated by reference in this Item 2.03.

Item 3.02
Unregistered Sales of Equity Securities

The information contained above in Item 1.01 of this Current Report on Form 8-K related to the Loan Agreement, the Lender Warrants and the Default Warrants (collectively, the “Securities”) is hereby incorporated by reference into this Item 3.02. The Securities were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and Rule 506(c) of Regulation D promulgated under the Securities Act as sales to accredited investors and in reliance on similar exemptions under applicable state laws.

Item 9.01
Financial Statements and Exhibits

(d)
Exhibits

Exhibit
Number
Exhibit Description

4.1
Form of Warrant
10.1
Loan Agreement, dated December 13, 2024, by and between Momentus Inc. and J.J. Astor & Co.
104
Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Paul Ney
		Name:	Paul Ney
Dated:	December 16, 2024	Title:	Chief Legal Officer